EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen Chief Executive Officer (507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS
FIRST QUARTER RESULTS

MANKATO, Minnesota (November 11, 2003) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the first quarter of the fiscal year ending June 30, 2004.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a net profit of  $66,145 in the first quarter ended September 30, 2003 compared with a net loss of $39,226 in the first quarter of fiscal year 2003.  The basic profit per share of $0.13 for the first quarter of the fiscal year ending June 30, 2004 compared with a basic loss per share of $0.08 during the first quarter of the fiscal year ending June 30, 2003.

The Company’s total assets decreased to $49.65 million at the end of the first quarter down from $51.25 million for the fiscal year ending June 30, 2003.  Total deposits for the first quarter ended September 30, 2003 decreased to $39.62 million down from $41.43 million for the fiscal year ending June 30, 2003. Loan receivables net of allowance for loan losses increased by $2.52 million over the prior fiscal year end.

Thomas Stienessen, Chief Executive Officer of Northern Star Financial, Inc. indicated that the improvement in operations was due to continued modest improvement in the Bank’s net interest margin as well as in non-interest income associated with high levels of residential mortgage loan refinancing taking place in the Mankato and St Cloud markets. Non-interest income for the first quarter of fiscal year 2004 increased by $136,088 or 88.81% over the same period in fiscal year 2003. While commenting on the improvements in non-interest income, Stienessen said that he anticipates gains the bank realizes on the sale of residential mortgage loans would likely be reduced substantially as the volume of refinancing taking place in our markets have been declining.

Northern Star Financial operates Northern Star Bank, a community bank located in Minnesota. The Bank operates two full-service offices that are located in Mankato and St. Cloud, Minnesota.

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three months ended September 30, 2003 and 2002.

	As of and for the Three Months Ended September 30,
	2003	2002
Statement of Income:
Interest income	$698,594	$743,537
Interest expense	312,193	404,486
Net interest income	386,401	339,051
Provision for loan losses	15,200	21,000
Other non-interest income	289,324	153,236
Non-interest expense	594,380	510,513
Income (loss) before income tax expense	66,145	(39,226)
Income tax expense (benefit)	—	—
Net income (loss)	$66,145	$(39,226)
Balance Sheet:
Assets	49,646,666	48,803,383
Allowance for loan losses	812,505	680,786
Deposits	39,616,529	40,002,850
Stockholders’ equity	2,083,896	1,888,584

Per Share Data:
Net income (loss) - basic	$0.13	$(0.08)
Net income (loss) - diluted	$0.13	$(0.08)
Book value	3.84	3.94

Other Data
Average shares outstanding - basic	520,539	479,506
Average shares outstanding - diluted	520,539	479,506

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.